Exhibit 15.1

May 19, 2010

XTO Energy Inc.

Fort Worth, Texas

Re: Amendment No. 3 to the Registration Statement of ExxonMobil (333-164620)

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated May 5, 2010, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or reports prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Fort Worth, Texas

May 19, 2010